UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 14, 2011

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard

Studio City, California 91604

(Address of Principal Executive Offices)

(818) 755-2400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement

Indenture

On July 14, 2011, Crown Media Holdings, Inc. (“Crown Media”) completed an offering of $300 million in aggregate principal amount of its 10.5% Senior Notes due 2019 (the “Notes”) in a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes are guaranteed on a senior basis by each of Crown Media’s domestic subsidiaries (the “Guarantors”).

The Notes were issued under an Indenture dated as of July 14, 2011 (the “Indenture”) among Crown Media, the Guarantors, and the Bank of New York Mellon Trust Company, N.A., as Trustee.  The Notes bear interest at a rate of 10.5% per annum and were priced at 100% of par.  Additional interest may accrue on the Notes if certain conditions under the Registration Rights Agreement, as described below, are not met. Crown Media will pay interest on the Notes on January 15 and July 15 of each year, commencing January 15, 2012.  The Notes will mature on July 15, 2019.  At any time and from time to time, prior to July 15, 2014, Crown Media may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more equity offerings, at a redemption price equal to 110.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that: (i) at least 65% of the original aggregate principal amount of the Notes remains outstanding; and (ii) the redemption occurs within 90 days following the completion of the relevant equity offering.  Prior to July 15, 2015, Crown Media may redeem some or all of the Notes by paying a “make-whole” premium based on U.S. Treasury rates.  On or after July 15 of the relevant year described below, Crown Media may redeem some or all of the Notes at the prices listed below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date): 2015 at a redemption price of 105.250%; 2016 at a redemption price of 102.625%; 2017 and thereafter at a redemption price of 100.000%.

Each of the following constitutes an event of default under the Indenture: (1) failure to make the payment of any interest on the Notes when the same becomes due and payable, with such failure continuing for a period of 30 days; (2) failure to make the payment of any principal of, or premium, if any, on, the Notes when the same becomes due and payable at its stated maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (3) failure to comply with the covenants in the Indenture covering merger, consolidation and sale of property; (4) failure to comply with the covenants in the Indenture requiring Crown Media to offer to purchase all of the Notes upon a change of control; (5) failure to comply with any other covenant or agreement in the Notes or in the Indenture with such failure continuing for 60 days after written notice is given to Crown Media by the Trustee or holders of not less than 25% in principal amount of the outstanding Notes; (6) a default under any debt instrument of Crown Media or any restricted subsidiary that results in acceleration of the final maturity of such debt, or failure to pay any such debt at final maturity (giving effect to applicable grace periods), in an aggregate amount greater than $25.0 million; (7) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million is rendered against Crown Media or any significant subsidiary and is not paid, discharged or stayed for a period of 60 days after such judgment becomes final;  (8) certain events involving bankruptcy, insolvency or reorganization of Crown Media or any significant subsidiary; and (9) any subsidiary guarantee of a significant subsidiary ceases to be in full force and effect (subject to certain exceptions) or is declared null and void, or any significant subsidiary denies that it has any further liability under its guarantee.

Crown Media is not required to make mandatory sinking fund payments with respect to the Notes.

Upon a change of control, as defined in the Indenture, Crown Media is required to offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the purchase date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If Crown Media consummates certain asset sales, it may, within 365 days after receiving the net proceeds of any such sale, repay certain indebtedness or make certain investments, capital expenditures or acquisitions of certain properties or assets.  Any net proceeds that are not invested or applied within such timeframe will be deemed “Excess Proceeds,” and to the extent the Excess Proceeds exceed $10 million, Crown Media will be required to offer to purchase Notes (and, in certain instances, to purchase other debt that is pari passu with the Notes) with such Excess Proceeds at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the purchase date.

The covenants in the Indenture limit the ability of Crown Media and certain of its subsidiaries to, among other things: (1) incur additional debt; (2) pay dividends or make other restricted payments; (3) purchase, redeem or retire capital stock or subordinated debt; (4) make asset sales, including by way of sale leaseback transactions; (5) provide subsidiary guarantees; (6) enter into transactions with affiliates; (7) incur liens; (8) make investments; and (9) merge or consolidate with any other person.

During any period in which the Notes have an investment grade rating from both Moody’s and S&P (equal to or higher than Baa3 by Moody’s and equal to or higher than BBB- by S&P), and no default has incurred and is continuing under the Indenture, Crown Media and its restricted subsidiaries will not be required to comply with the covenants in the Indenture that limit their ability to: (1) incur additional debt; (2) pay dividends or make other restricted payments; (3) purchase, redeem or retire capital stock or subordinated debt; (4) make asset sales; (5) provide subsidiary guarantees; and (6) enter into transactions with affiliates.

Registration Rights Agreement

The holders of the Notes are entitled to the benefits of a Registration Rights Agreement dated July 14, 2011 (the “Registration Rights Agreement”), by and among Crown Media, the Guarantors and the initial purchaser.  Pursuant to the Registration Rights Agreement, Crown Media and the Guarantors have agreed to file a registration statement with the Securities and Exchange Commission for an offer to exchange the Notes for a new issuance of substantially identical notes issued under the Securities Act and to use their commercially reasonable efforts to cause the registration statement to be declared effective on or before 270 days after July 14, 2011.  Crown Media may be required to provide a shelf registration statement to cover resales of the Notes under certain circumstances.  If Crown Media fails to satisfy certain obligations under the Registration Rights Agreement, then additional interest may accrue on the principal amount of the Notes that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum).  The additional interest will cease to accrue when the registration default is cured.

Credit Agreement

Crown Media entered into a new $240 million Credit Agreement dated as of July 14, 2011 (the “Credit Agreement”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  The Credit Agreement provides for a seven year $210 million senior secured term loan facility and a five year $30 million senior secured super-priority revolving credit facility.

The Credit Agreement also provides for the issuance of letters of credit and the provision of swingline loans under the revolving credit facility, subject to a $15 million sublimit for letters of credit and a $5 million sublimit for swingline loans.  The Guarantors have guaranteed Crown Media’s obligations under the Credit Facility.  The Credit Facility is collateralized by a first priority interest in substantially all of the present and future assets of Crown Media and the Guarantors, other than their interests in the Hallmark trademark and associated rights.

All LIBOR term loans will bear interest at the LIBOR Rate (with that rate not to be deemed to be below 1.25%), plus 4.50%.  All ABR term loans will bear interest at the base rate (as defined in the Credit Agreement), plus 3.50%.  All LIBOR revolving loans will bear interest at the LIBOR Rate, plus 3.50%.  All ABR revolving loans will bear interest at the base rate, plus 2.50%.  Any swingline loans will bear interest at the base rate, plus 2.50%.

Commitment fees on the revolving credit facility are payable on the unused revolving credit commitment at the rate of 0.50% per annum.

Crown Media is required to make prepayments of the term loans in amounts equal to (1) 50% of excess cash flow (as defined in the Credit Agreement) of Crown Media for the remainder of 2011, and for each year thereafter, which percentage will be reduced to 25% if the Consolidated Leverage Ratio (as defined in the Credit Agreement) is equal to or less than 4.25 to 1 but greater than 3.25 to 1, and 0% if the Consolidated Leverage ratio is equal to or less than 3.25 to 1; (2) 100% of net cash proceeds of dispositions or casualty events if Crown Media has not invested such proceeds within one year after the occurrence of the disposition or casualty event; and (3) 100% of net cash proceeds from the incurrence or issuance of debt not otherwise permitted by the Credit Agreement.

The covenants in the Credit Agreement limit the ability of Crown Media and certain of its subsidiaries to: (1) incur indebtedness; (2) create or permit liens on assets; (3) pay certain dividends or make certain stock repurchases and redemptions and other restricted payments; (4) make certain investments; (5) prepay indebtedness; (6) enter into certain transactions with Crown Media’s affiliates; (7) dispose of substantially all of the assets of Crown Media; (8) merge or consolidate; (9) enter into new unrelated lines of business; and (10) enter into sale and leaseback transactions. The Credit Agreement also requires compliance by Crown Media with a maximum total leverage ratio test and a maximum total secured leverage ratio test, but permits, with certain limitations, certain equity contributions to be made to Crown Media to ensure its ability to comply with such ratio tests.

Each of the following constitutes an event of default under the Credit Agreement: (1) failure to make the payment of any interest on the Notes when the same becomes due and payable, and with such failure continuing for a period of 5 business days; (2) failure to make the payment of any principal of any loan or any letter of credit reimbursement obligation when the same becomes due and payable at the due date or at a date fixed for prepayment or otherwise; (3) any representation or warranty made by Crown Media or its restricted subsidiaries in the Credit Agreement, any other loan document or other documents delivered to the lenders proves to have been incorrect in any material respect when made or deemed made; (4) failure to comply with the negative covenants in the Credit Agreement or covenants requiring Crown Media to keep its legal existence in full force and effect and to give notice to the Administrative Agent of any continuing default under the Credit Agreement; (5) failure to comply with the other covenants in the Credit Agreement with such failure continuing for 30 days after written notice is given to Crown Media by the Administrative Agent; (6) a default in payment of any material debt of Crown Media or its restricted subsidiaries beyond any applicable grace period; (7) a default in the performance by Crown Media or its restricted subsidiaries in the performance of any obligation in respect of material indebtedness that enables or permits the holders of any such debt to cause the debt to become due prior to its scheduled maturity; (8) certain events involving bankruptcy, insolvency or reorganization of Crown Media or any material subsidiary; (9) any judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million is rendered against Crown Media or any significant subsidiary that is not paid, discharged or stayed for a period of 45 days after such judgment becomes final; (10) the occurrence of certain violations of ERISA; (11) the occurrence of a change of control (defined as (a) the sale, lease or transfer of all or substantially all of the assets of Crown Media or the restricted subsidiaries, taken as a whole, (b) the change of ownership of more than 35% of the voting stock of Crown Media, if such ownership represents a greater percentage of the voting stock of Crown Media than that beneficially owned by Hallmark Cards and its subsidiaries or (c) the adoption by the stockholders of Crown Media of a plan or proposal for the liquidation or dissolution of Crown Media); (11) any material provision of any loan document or any security interest created by any loan document ceases to be in full force and effect (subject to certain exceptions), or Crown Media or any restricted subsidiary denies that it has any further liability under any loan document or purports in writing to revoke or rescind any loan document.

If an event of default under the credit facility occurs and is continuing, the commitments under the credit facility may be terminated and the principal amount outstanding under the credit facility, together with all accrued unpaid interest and other amounts owing under the Credit Agreement and related loan documents, may be declared immediately due and payable.  In addition, upon an event of default that is continuing, the lenders will have the right to foreclose on the assets (both tangible and intangible) of Crown Media.

The proceeds of the term loans and a portion of the proceeds of the Notes were used to repay borrowings under Crown Media’s existing credit agreement with its affiliate, H C Crown, LLC (“HCC”), a subsidiary of Hallmark Cards, Inc., and the remaining proceeds of the Notes were used to redeem all of Crown Media’s outstanding shares of Series A Preferred Stock, all of which were held by HCC. The revolving credit facility will be used in the future for general corporate purposes.  The existing credit agreement with HCC was comprised of a Term A Loan that bore interest at 9.5% per annum through December 31, 2011, and 12% thereafter, and a Term B Loan that bore interest at 11.5% through December 31, 2011, and at 14% thereafter.  The dividend rate for the Series A Preferred Stock was 14% and would have increased to 16% beginning on January 1, 2012.

Redemption of the Series A Preferred Stock

The proceeds of the term loan under the Credit Agreement and a portion of the proceeds of the Notes were used to repay borrowings under Crown Media’s existing credit agreement with HCC, and the remaining proceeds of the Notes were used to redeem all of Crown Media’s outstanding Series A Preferred Stock, consisting of 185,000 shares held by HCC.  The Series A Preferred Stock had cumulative dividends that accrued from and after January 1, 2011 through December 31, 2011 at the rate of 14% per annum of the Original Issue Price. The “Original Issue Price” was $1,000 per share. Cumulative dividends would have accrued from and after January 1, 2012 at the rate of 16% per annum of the Original Issue Price. Until December 31, 2014, dividends were payable in cash or in additional shares of Series A Preferred Stock, at the option of Crown Media. After December 31, 2014, dividends on the Series A Preferred Stock would have been payable in cash only.  In the event of any liquidation or winding up of Crown Media, the holders of the Series A Preferred Stock would have been entitled to receive, in preference to the holders of the common stock, an amount equal to the greater of (x) the Original Issue Price per share plus accrued but unpaid cash dividends thereon, or (y) the amount that would be received by such holders on an “as converted” basis had all Series A Preferred Stock been converted into common stock immediately prior to such liquidation or winding up.

Extension and Expiration of Revolving Credit Facility

In connection with the issuance of the Notes and entry into the Credit Agreement, Crown Media will allow its existing $30 million revolving credit facility with JPMorgan Chase Bank, N.A. to expire on its own terms.  On June 29, 2011, such credit facility was amended to provide for a maturity date for the repayment of any loans under such credit facility of the earlier to occur of (i) July 29, 2011 or (ii) the date of the execution of definitive documentation with respect to any Indebtedness of the type contemplated by Exhibit 99.1 of Crown Media’s 8-K dated June 20, 2011 that was filed with the SEC on June 21, 2011.

Extension of Licenses

In connection with the issuance of the Notes and entry into the Credit Agreement, Hallmark Licensing, Inc., an affiliate of Hallmark Cards, Inc., extended two existing trademark licenses (the “Extended Licenses”) with Crown Media United States, LLC, a subsidiary of Crown Media, for an additional period that terminates on the earlier of (i) July 14, 2019 and (ii) the later of (x) the expiration or termination of the Credit Agreement and (y) the redemption of all of the Notes, subject to any earlier termination of such license agreements pursuant to the respective terms of such license agreements.

Certain Relationships

The sole lead arranger, sole book runner, and Administrative Agent, certain lenders under the Credit Agreement and the initial purchaser of the Notes and their respective affiliates are full service financial institutions and have in the past engaged, and may in the future engage, in transactions with and perform services, including securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, financing and brokerage activities, for Crown Media and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. The initial purchaser of the Notes, sole book runner and lead arranger and its affiliates were lenders and/or agents under Crown Media’s existing credit facilities and under the Credit Agreement, and as consideration therefore received and will receive customary fees and expense reimbursement from Crown Media.

The foregoing descriptions of the Notes, Indenture, Registration Rights Agreement, Credit Agreement and Extended Licenses are qualified in their entirety by reference to the Notes, Indenture, Registration Rights Agreement, Credit Agreement and Extended Licenses, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 — Termination of a Material Definitive Agreement

Effective July 14, 2011, Crown Media terminated its existing credit facility with HCC, which included $315.0 million principal amount of debt issued pursuant to the terms of the credit agreement between Crown Media and HCC in two tranches:  (i) the $200.0 million Term A Loan bearing interest at 9.5% per annum through December 31, 2011, and 12% thereafter and (ii) the $115.0 million Term B Loan bearing interest at 11.5% through December 31, 2011, and 14.0% thereafter.  The proceeds from the offering of Notes and the new Credit Agreement were used in part to repay and extinguish Crown Media’s obligations under such credit facility.

HCC will continue to own approximately 90% of the outstanding shares of Crown Media’s common stock following the repayment of the HCC debt and redemption of the Series A Preferred Stock held by HCC.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 1.01 is incorporated by reference into this Item 2.03 to the extent it describes the creation of a direct financial obligation.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated July 14, 2011, by and among Crown Media Holdings, Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee
4.2	Form of 10.5% Senior Notes due 2019 (included in Exhibit 4.1)
10.1	Registration Rights Agreement, dated July 14, 2011, by and among Crown Media Holdings, Inc., the Guarantors named therein and J.P. Morgan Securities LLC
10.2	Credit Agreement, dated as of July 14, 2011, among Crown Media Holdings, Inc., as Borrower, the lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent
10.3	Trademark License Extension Agreement dated as of July 14, 2011 by and between Hallmark Licensing, Inc. and Crown Media United States, LLC
10.4	Trademark License Extension Agreement dated as of July 14, 2011 by and between Hallmark Licensing, Inc. and Crown Media United States, LLC
99.1	Press Release dated July 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	July 14, 2011	By	/s/ Charles L. Stanford
Charles L. Stanford
Executive Vice President and General Counsel

Exhibit Index

Exhibit Number	Description
4.1	Indenture, dated July 14, 2011, by and among Crown Media Holdings, Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee
4.2	Form of 10.5% Senior Notes due 2019 (included in Exhibit 4.1)
10.1	Registration Rights Agreement, dated July 14, 2011, by and among Crown Media Holdings, Inc., the Guarantors named therein and J.P. Morgan Securities LLC
10.2	Credit Agreement, dated as of July 14, 2011, among Crown Media Holdings, Inc., as Borrower, the lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent
10.3	Trademark License Extension Agreement dated as of July 14, 2011 by and between Hallmark Licensing, Inc. and Crown Media United States, LLC
10.4	Trademark License Extension Agreement dated as of July 14, 2011 by and between Hallmark Licensing, Inc. and Crown Media United States, LLC
99.1	Press Release dated July 14, 2011